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                                                           Exhibit 3.3 (and 4.1)

                    CERTIFICATE OF AMENDMENT AND RESTATEMENT

                      OF THE ARTICLES OF INCORPORATION OF

                               VERTEL CORPORATION

     Cyrus Irani and Gordon L. Almquist certify that:

     1. They are the President and Secretary, respectively, of Vertel Corporation, a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                      "I.

     The name of this corporation is Vertel Corporation.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     Section 1.  Two Classes of Stock.  This corporation is authorized to issue
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two classes of shares, designated "Preferred Stock" and "Common Stock,"
respectively. The total number of shares which this corporation shall authority to issue is One Hundred Two Million (102,000,000), with par value of $.01 per share. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000).

     Section 2.  Authority of Board To Fix Rights, Preferences, etc. of
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Preferred Stock.  The Preferred Stock may be issued from time to time in one or
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more series.  The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      IV.

     Section 1.  Limitation of Directors' Liability.  The liability of the
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directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
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     Section 2.  Indemnification of Corporate Agents.  The corporation is
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authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     Section 3.  Repeal or Modification.  Any repeal or modification of the
                 ----------------------
foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                       V.

     Section 1.  Classified Board of Directors.  The Board of Directors shall be
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classified into two classes and the members of each class shall serve for a term of two years.

     Section 2.  No Cumulative Voting.  There shall be no right with respect to
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shares of stock of the corporation to cumulate votes in the election of directors.

     Section 3.  First Annual Meeting Following Effectiveness.  At the first
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annual meeting of shareholders held after the date of filing of Articles of
Incorporation filed on October 13, 1994, with the California Secretary of State, one-half of the directors shall be elected for a term of two years and one-half of the directors shall be elected for a term of one year. If the number of directors is not divisible by two, the extra director shall be elected for a term of two years.

     Section 4.  Subsequent Annual Meetings Following Effectiveness.  At
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subsequent annual meetings of shareholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such annual meeting shall be elected for a term expiring with the annual meeting of shareholders two years thereafter.

                                      VI.

     Section 1.  Action Without Meeting.  Shareholders of the corporation may
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not take any action by written consent in lieu of a meeting.  This provision shall supersede any provision to the contrary in the Bylaws of the corporation."

     3. This corporation has become a "listed corporation" within the meaning of Section 301.5(d)(2) of the California General Corporation Law (the "Code"), and the changes reflected in Article V of the foregoing amendment and restatement of the Articles of Incorporation (the "Restated Articles") are currently effective in accordance with the terms of the corporation's currently effective Articles of Incorporation (the "Current Articles"). The Restated Articles have been duly approved by the Board of Directors and by a majority of the common shareholders. There is no Preferred Stock outstanding.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment and Restatement of the Articles of Incorporation are true of our own knowledge. Executed at Woodland Hills, California on July 12, 2000.

                              ____________________________
                              Cyrus Irani, President

                              ____________________________
                              Gordon L. Almquist, Secretary

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